Exhibit 10.23

Samson Resources

Samson Plaza

Two West Second Street

Tulsa, Oklahoma 74103-3103

USA

918/591-1791

December 10, 2012

Michael G. Daniel

2130 E. 47th Street

Tulsa, OK 74105

Dear Mike,

The purpose of this letter is to confirm our agreement regarding your continuing employment as General Counsel of Samson Resources Corporation and Samson Investment Company, including their subsidiaries (collectively, the “Company”), during a transition period.

Such employment will continue from the date of this letter until the earliest of (i) the Company’s appointment or hiring of your successor, (ii) termination of your employment with the Company for any reason, or (iii) November 15, 2013, in each case, following which you will cease to be employed by the Company. The period during which you actually provide services to the Company in accordance with the immediately preceding sentence will be referred to as the “Transition Period,” and the date on which your employment terminates will be referred to as the “Termination Date.”

During the Transition Period, you will actively perform the duties of General Counsel of the Company and, as required, assist with the transition of your successor in the office of General Counsel. During the Transition Period, you will report to Claire Farley as a designated member of the Board of Directors of the Company (the “Director”), and you will continue to receive the same compensation and benefits that you have been or are currently receiving from the Company as of the date of this letter, including any bonus awards paid during the Transition Period under the Company’s bonus programs.

That certain Change of Control Agreement between you and the Company dated November 30, 2011 (the “COC Agreement”) shall be deemed amended as provided in this letter. Notwithstanding anything in the COC Agreement to the contrary, at the end of the Transition Period (and provided that you did not voluntarily terminate your employment with the Company without Good Reason prior to the end of the Transition Period), but conditioned upon and subject to (i) your compliance with the terms of this letter, (ii) your continued compliance with the restrictive covenant and other obligations set forth in Section V of the COC Agreement, and (iii) your satisfaction of the Release Requirements set forth in Section IV.10(a) of the COC Agreement (including, without limitation, your execution of an effective release of claims against the Company substantially in the form attached thereto as Appendix A), you will be deemed to have become subject to a Severance and will be entitled to receive the payments and benefits contemplated by the COC Agreement, including, without limitation, Section III of the COC Agreement.

Unless otherwise set forth herein, capitalized terms used in the paragraph immediately above shall have the meaning set forth in the COC Agreement; provided, however, that any references to “Severance Date” in the COC Agreement will be deemed to refer to the Termination Date. The provisions of Sections V, VI and IX (other than Section IX.1) of the COC Agreement as they currently exist will continue to apply; with respect to Section IX.5, all references to the “Agreement” therein are hereby deemed to refer to the COC Agreement has it has been amended by this letter.

As it relates to the Company’s 2011 Stock Incentive Plan (the “Plan”) and related agreements, inclusive of your Management Stockholder’s Agreement (the “MSA”) and Option Award Agreement both dated April 16, 2012, your termination shall be deemed for Good Reason as provided in the Plan and related agreements. Notwithstanding anything in the Plan or related agreements to the contrary, the Company agrees to Call all of your Stock and Vested Options and issue a Repurchase Notice in respect thereof upon the Termination Date, with the purchase price therefor to be determined at such time in accordance with the MSA and payable in full in cash within 30 days of such Termination Date and Repurchase Notice. You shall remain subject to any unexpired terms and provisions of the Plan, MSA, specifically including, without limitation, Section 5 (g) (Section 5(b) Call Event True-Up Payment) of the MSA and the Sale Participation Agreement, dated April 16, 2012, between you and Samson Aggregator LP. Unless otherwise set forth herein, capitalized terms used in this paragraph shall have the meaning set forth in the Plan and related agreements.

This agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

If the foregoing accurately reflects our understanding, please so confirm by executing this letter in the space provided for that purpose below.

[Signature Pages Follow]

Sincerely,

SAMSON RESOURCES CORPORATION

SAMSON INVESTMENT COMPANY

By:	/s/ Claire Farley
Name: Claire Farley
Title: Board Member

Acknowledged and Agreed as
of the date first written above.

/s/ Michael G. Daniel
Michael G. Daniel